               SELIGMAN COMMUNICATIONS AND INFORMATION FUND, INC.

                              ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

          FIRST: The charter of Seligman Communications and Information Fund, Inc., a Maryland corporation (the "Corporation"), is hereby amended to change the names of the classes of the Corporation's common stock, par value $0.10 per share, as set forth below:

Current Name of Class     New Name of Class
---------------------     -----------------
Class I Common Stock    Class R5 Common Stock
Class R Common Stock    Class R2 Common Stock

          SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors, and the amendment is limited to a change expressly authorized by section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

          THIRD: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary as of the 28th day of July, 2009.

ATTEST:                                 SELIGMAN COMMUNICATIONS AND
                                        INFORMATION FUND, INC.


/s/ Christopher O. Petersen             By: /s/ Patrick T. Bannigan
-------------------------------------       ------------------------------------
Christopher O. Petersen                     Patrick T. Bannigan
Assistant Secretary                         President